Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CALAMP CORP.

CalAmp Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is CalAmp Corp. The original Certificate of Incorporation of CalAmp Corp. was filed with the Secretary of State of Delaware on September 8, 1987. The Certificate of Incorporation was subsequently amended and restated on September 19, 1996, July 30, 2004 and August 30, 2012.

2. That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

THEREFORE, BE IT RESOLVED, that the first paragraph of Article IV of the Certificate is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 183,000,000 shares, divided into 180,000,000 shares of Common Stock, par value $0.01 per share, and 3,000,000 shares of Preferred Stock, par value $0.01 per share.”

3. This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. On May 22, 2023, the Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on July 26, 2023, at which meeting the necessary number of shares of the Corporation’s common stock were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

4. This Certificate of Amendment shall become effective upon filing with the Secretary of Statement of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed as of this 26th day of July, 2023.

CalAmp Corp. A Delaware corporation

By: /s/ Richard Scott
Name: Richard Scott
Title: Chief Legal Officer

Exhibit 3.1